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                             AIM SUMMIT FUND, INC.

                             ARTICLES SUPPLEMENTARY


           AIM SUMMIT FUND, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

           FIRST: The Board of Directors of the Corporation, by resolutions duly adopted at a meeting duly called and held on December 8, 1999, has:

           (a) increased the aggregate number of shares of stock that the Corporation has authority to issue from One Billion (1,000,000,000) to One Billion Seven Hundred Sixty Million (1,760,000,000) shares,

           (b) classified and designated such newly authorized shares (collectively, the "Shares") as follows: One Hundred Forty Million (140,000,000) shares as shares of the Class I Shares of Common Stock and One Hundred Twenty Million (120,000,000) shares as shares of the Class II Shares of Common Stock, and Five Hundred Million (500,000,000) shares as unclassified, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of stock as set forth in ARTICLE SIXTH of the Charter of the Corporation (the "Charter"), in any other provisions of the Charter relating to the stock of the Corporation generally and in ARTICLE FOURTH of the Corporation's Articles Supplementary as filed with the State Department of Assessments and Taxation of Maryland on December 21, 1998, and

           (c) ratified and confirmed the issuance of shares of Common Stock of the Corporation, of each class of whatever portfolio, as reflected in the records of the Corporation, and further declared and confirmed that each such share, of whatever class of whatever portfolio, is duly authorized, validly issued, fully paid and nonassessable.

           SECOND: Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue One Billion
(1,000,000,000) shares, $.01 par value per share, having an aggregate par value of $10,000,000, of which Four Hundred Million (400,000,000) shares are classified as Class I Shares of Common Stock, and Six Hundred Million (600,000,000) shares are classified as Class II Shares of Common Stock.

           THIRD: As of the filing of these Articles Supplementary, the Corporation shall have authority to issue One Billion Seven Hundred Sixty Million (1,760,000,000) shares, $.01 par value per share, having an aggregate par value of $17,600,000, of which:
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           (a)       Five Hundred Forty Million (540,000,000) shares are
                     classified as Class I Shares of Common Stock, and Seven Hundred Twenty Million (720,000,000) shares are classified as Class II Shares of Common Stock; and

           (b)       Five Hundred Million (500,000,000) shares are unclassified.

           FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

           FIFTH: The total number of shares of capital stock that the Corporation had authority to issue immediately prior to the filing of these Articles Supplementary was increased and such additional shares were classified by the Board of Directors of the Corporation in accordance with section 2-105(c) of the Maryland General Corporation Law.

           SIXTH: The Shares were classified by the Board of Directors of the Corporation under authority granted to it in ARTICLE EIGHTH, paragraph (b) of the Charter.

           The undersigned Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.


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           IN WITNESS WHEREOF, AIM SUMMIT FUND, INC. has caused these Articles
Supplementary to be executed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on December 23, 1999.


                                                  AIM SUMMIT FUND, INC.
Witness:


/s/ Kathleen J. Pflueger                          By: /s/ Melville B. Cox
-----------------------------                         ---------------
  Assistant Secretary                                 Vice President

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